FEE WAIVER AGREEMENT

Limited Purpose Cash Investment Fund

(a series of UBS Series Funds)

1285 Avenue of the Americas

New York, New York 10019

Dated as of August 20, 2019

UBS Asset Management (Americas) Inc.

1285 Avenue of the Americas

New York, New York 10019

Ladies and Gentlemen:

1. Limited Purpose Cash Investment Fund (the “Fund”) is a series of UBS Series Funds, a Delaware statutory trust (the “Company”). Operating expenses of the Fund are annual rates expressed as a percentage of average daily net assets.

2. You hereby agree that you will waive 0.06% of the 0.12% management fee otherwise payable to you by this Fund through August 31, 2020.

3. This Agreement shall terminate automatically upon the termination of the management contract between you and the Company with respect to the Fund.

4. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

UBS SERIES FUNDS, ON BEHALF OF ITS	UBS SERIES FUNDS, ON BEHALF OF ITS
LIMITED PURPOSE CASH INVESTMENT FUND	LIMITED PURPOSE CASH INVESTMENT FUND

By: /s/ Keith A. Weller	By: /s/ Eric Sanders
Name: Keith A. Weller	Name: Eric Sanders
Title: Vice President and Secretary	Title: Vice President and Assistant Secretary

The foregoing Agreement is hereby

accepted as of August 20, 2019

UBS ASSET MANAGEMENT	UBS ASSET MANAGEMENT
(AMERICAS) INC.	(AMERICAS) INC.

By: /s/ Joanne M. Kilkeary	By: /s/ Nancy D. Osborn
Name: Joanne M. Kilkeary	Name: Nancy D. Osborn
Title: Executive Director	Title: Director